EXHIBIT 99.1

Taitron Reports Fourth Quarter and Year-End 2004 Results

LOS ANGELES, March 17, 2005 (PRIMEZONE) -- Taitron Components Incorporated (Nasdaq:TAIT) today announced financial results for the fourth quarter and year-ended December 31, 2004. Net sales for 2004 were $9.4 million, compared with $9.5 million for 2003. Net loss was $248,000 for 2004, or $0.05 loss per basic and diluted share, compared with a net loss of $387,000 for 2003, or $0.07 loss per basic and diluted share. The Company also reported net sales of $1.8 million for the fourth quarter in 2004, compared with $1.9 million for the same period of 2003. Net loss was $311,000 for the fourth quarter of 2004, or $0.06 loss per basic and diluted share, compared with net loss of $523,000 for the same period of 2003, or $0.09 loss per basic and diluted share.

Included in 2004 results, were certain non-cash charges which adversely affected earnings by $732,000 or $0.13 per basic and diluted share. The Company recorded non-cash charges of $585,000 to increase its inventory reserves, $40,000 to reflect impairments of real estate assets located in Taiwan and $107,000 of impairments related to our investment in equity securities of a private company. During the fourth quarter of 2004, non-cash charges of $119,000 were recorded to increase the Company's inventory reserves and the previously mentioned impairments.

Stewart Wang, Taitron's Chief Executive Officer and Chief Financial Officer, said, "Although the sales in 2004 were disappointing, we continue the efforts to improve our cash flow by reducing inventory balances. Our positive cash flow from operations enabled us to pay down almost all outstanding debts and furthermore to repurchase our stock on the open market. We are ready to begin opening an engineering design center in Shanghai, China to fit into our strategic move from the traditional role of component fulfillment to the design and manufacturing services for our existing customers. During this transition, we have successfully outsourced certain design and manufacturing projects to our overseas partners. We're looking for more business opportunities and better results from these new services in 2005."

Taitron, based in Valencia, California, is the "Discrete Components Superstore." The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components utilized by original equipment manufacturers and contract electronic manufacturers, as well as distributed through other electronic distributors.

Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company's reports filed or to be filed with the U.S. Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

                    Taitron Components Incorporated
           Consolidated Statements of Operations (Unaudited)
           (Dollars in thousands, except per share amounts)

                          Three months ended         Year ended
                              December 31,           December 31,
                         --------------------    --------------------
                            2004      2003         2004       2003
                         ---------  ---------    ---------  ---------
 Sales, net              $   1,843  $   1,931    $   9,352  $   9,479
 Cost of goods sold          1,306      1,605        6,701      6,838
                         ---------  ---------    ---------  ---------
  Gross profit                 537        326        2,651      2,641
 Selling, general and
  administrative
  expenses                     681        799        2,588      3,155
                         ---------  ---------    ---------  ---------
  (Loss) income from
   operations                 (144)      (473)          63       (514)

 Interest expense, net         (11)       (67)        (171)      (355)
 Other income, net              24         18           34         40
 Unrealized impairment
  loss                        (147)        --         (147)        --
 Gain on sale of assets         --         --            6        663
                         ---------  ---------    ---------  ---------
  Loss before income
   taxes                      (278)      (522)        (215)      (166)
 Income tax provision          (33)        (1)         (33)      (221)
                         ---------  ---------    ---------  ---------
   Net loss              $    (311) $    (523)   $    (248) $    (387)
                         =========  =========    =========  =========
 Loss per share,
  Basic & Diluted:       $   (0.06) $   (0.09)   $   (0.05) $   (0.07)
                         =========  =========    =========  =========
 Weighted average shares
  outstanding:
    Basic and Diluted    5,460,258  5,639,354    5,464,912  5,655,468
                         =========  =========    =========  =========

CONTACT:
Taitron Components Incorporated
Stewart Wang, Chief Executive Officer
(661) 257-6060 x300